Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

June 3, 2008

Client	Barclays			6/2/2008

Spot Name	Sticky Note	Team	EL/CE

Campaign Name	Get Away	Medium:	15	Ver. 02

OPEN ON A YOUNG FAT CAT ADVISOR AT HIS DESK IN HIS OFFICE. HE’S TALKING ON THE PHONE, WHILE OPENING SOME LETTERS.

FROM BEHIND HIM, THE FOCAL POINT OF THE FRAME, WE WATCH A STICKY NOTE WITH SOME FIGURES ON IT DE-TACH ITSELF FROM THE OTHERS AND START TO INCH ITS WAY (INCH WORM LIKE) AWAY FROM THE OTHER STICKY NOTES ON THE BULLETIN BOARD. THE ADVISOR SEEMS OBLIVIOUS, CHATTING ON AS THE POST IT NOTE INCHES OFF AND AWAY.

ADVISOR: I’m so glad you agree… Yes, we’ll get that started for you right away.

SUDDENLY, THE ADVISOR HURLS HIS LETTER OPENER AT THE ESCAPING NOTE, LIKE A KNIFE THROWER. THE STABBED THROUGH NOTE AND LETTER OPENER ARE IN FOREGROUND AS ADVISOR CONTINUES HIS CALL.

ADVISOR: Absolutely… Don’t mention it… Gotcha.

VO: Don’t let a good idea get away.

LOGO: iPath®. Exchange Traded Notes.

LEGAL:

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A. (“BGINA”), assists in the promotion of the Securities. Barclays Global Investors, N.A. and Barclays Capital Inc. (“BCI”) are affiliates of Barclays Bank PLC.

© 2008 BGINA. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. 7047-iP-0608